Exhibit 23.4

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement No. 333-294765 on Pre-effective Amendment No.1 to Form F-3 on Form F-1 of our report dated July 18, 2025, relating to the financial statements of Insighta Holdings Limited for the year ended December 31, 2024 and the period July 20, 2023 to December 31, 2023, and our report dated July 2, 2026, relating to the financial statements of Insighta Holdings Limited for the year ended December 31, 2025, appearing in the Form 20-F/A of Prenetics Global Limited for the years ended December 31, 2025 and 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Touche Tohmatsu
Hong Kong, People's Republic of China
August 7, 2026